# SUBSCRIPTION AGREEMENT

**THIS SUBSCRIPTION AGREEMENT** (this "**Subscription Agreement**") has been entered into as of October 4, 2019,

**BETWEEN**:

**HIGHTIMES HOLDING CORP.,** a corporation organized and existing under the laws of the State of Delaware, United States

(the "**Corporation**")

- and -

**EL CAPITAL INC.**, a company existing under the laws of the British Virgin Islands

(the "**Subscriber**")

**WHEREAS, t**he Corporation wishes proposes to issue and sell to the Subscriber 90,910 Common Shares (as defined below) and Warrants (as defined below) and the Subscriber wishes to subscribe for and purchase such Common Shares and Warrants, on the terms and conditions set forth in this Subscription Agreement;

**IN CONSIDERATION** of the issuance of the Common Shares and Warrants. and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree as follows:

## 1. Definitions

In this Subscription Agreement, unless something in the subject matter is inconsistent therewith:

"**Closing Date**" has the meaning set forth in Section 5;

"**Closing Time**" has the meaning set forth in Section 5;

"**Common Shares**" means Class A voting common stock, $0.0001 par value per share, of the Corporation;

"**Corporation**" means **Hightimes Holding Corp.**, a corporation governed by the laws of the State of Delaware;

"**Governmental Entity**" means any (i) multinational, federal, provincial, territorial, municipal, local or other governmental or public department, central bank, court, commission, board, bureau, agency or instrumentality, domestic or foreign, (ii) any subdivision or authority of any of the foregoing, or (iii) any quasi-governmental or private body exercising any regulatory, expropriation or taxing authority under or for the account of any of the above;

"**Laws**" means any and all applicable laws including all statutes, codes, ordinances, decrees, rules, regulations, municipal by-laws, judicial or arbitral or administrative or ministerial or departmental or regulatory judgments, orders, decisions, rulings or awards, instruments, policies, guidelines, and general principles of common law and equity, binding on or affecting the Person referred to in the context in which the word is used;

"**material change**" means a material change for the purposes of Securities Laws;

"**material fact**" means a material fact for the purposes of Securities Laws;

"**Misrepresentations**" means (a) a "misrepresentation" as defined in section 1(1) of the Securities Act or (b) as to any document, any untrue statement of a material fact or omission to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading;

"**NI 45-106**" means National Instrument 45-106 – *Prospectus and Registration Exemptions* of the Canadian Securities Administrators;

"**Person**" means an individual, corporation, partnership, limited partnership, limited liability partnership, limited liability company, association, trust, estate, custodian, trustee, executor, administrator, nominee or other entity or organization, including a Governmental Entity or political subdivision or an agency or instrumentality thereof;

"**Securities Act**" means the *Securities Act* (Ontario), as amended;

"**Securities Commissions**" means, collectively, the securities commissions or similar securities regulatory authorities of all of the provinces and territories of Canada;

"**Securities Laws**" means all applicable securities laws (a) in each of the provinces and territories of Canada and the respective regulations and rules under such laws together with applicable published policy statements of the Canadian Securities Administrators and the securities regulatory authorities in the provinces and territories of Canada, and (b) the applicable rules and policies of any stock exchange on which the Corporation's Common Shares are quoted or listed for trading, and the U.S. Securities Act of 1933, as amended, and the U.S. Securities Exchange Act of 1934, as amended (collectively, the "**US Securities Laws**");

"**SEDAR**" means the System for Electronic Document Analysis and Retrieval (SEDAR) as further described within National Instrument 13-101 of the Canadian Securities Administrators;

"**Subscriber**" means **EL Capital Inc.**, a company existing under the laws of the British Virgin Islands;

"**Subscription Price**" has the meaning set forth in Section 3; and

"**U.S. Securities Act**" means the U.S. Securities Act of 1933, as amended

"**Warrants**" shall mean three (3) year redeemable warrants entitling the Subscriber or other holder to purchase from the Corporation up to 2,325,000 Common Shares at an exercise price of $0.01

per share (the “**Exercise Price**”), which warrants shall (a) provide for typical adjustments in the event of stock splits, recapitalizations or the like, (b) be exercisable after 185 days from the Closing Date, and (c) be in the form of **Schedule A** annexed hereto and made a part hereof.

## 2. Interpretation

(a) The division of this Subscription Agreement into articles, sections, paragraphs and clauses and the provision of headings are for the convenience of reference only and will not affect the construction or interpretation of this Subscription Agreement. The terms "this Subscription Agreement", "hereof", "hereunder" and similar expressions refer to this Subscription Agreement as a whole and not to any particular article, section, paragraph, clause or other portion hereof and include any agreement or instrument supplemental or ancillary hereto. Unless something in the subject matter or context is inconsistent therewith, references herein to articles, sections, paragraphs or clauses are to articles, sections, paragraphs or clauses of this Subscription Agreement. References to any contract, agreement or instrument (each, an "**agreement**") shall refer to such agreement as amended, amended and restated, waived, supplemented or otherwise modified from time to time unless otherwise noted.

(b) Words importing the singular number only will include the plural and vice versa, words importing the masculine gender will include the feminine and neuter genders and vice versa and the words importing persons will include individuals, partnerships, trusts, corporations, governments and governmental authorities and vice versa.

(c) Unless otherwise specifically stated, all references to dollars and cents in this Subscription Agreement are to the lawful currency of the United States..

(d) Any reference to a statute, act or law will include and will be deemed to be a reference to such statute, act or law and to the regulations, instruments and policies made pursuant thereto, with all amendments made thereto and in force from time to time, and to any statute, act or law that may be passed which has the effect of supplementing or superseding such statute, act or law so referred to.

## 3. Subscription

The Subscriber hereby subscribes for and agrees to purchase, subject to the terms and conditions set forth herein, units of Securities of the Corporation, consisting of (a) 90,910 Common Shares to be purchased in the Company’s pending Regulation A+ public offering at a purchase price of (USD) $11.00 per Common Share, for aggregate consideration of (USD) $1,000,010 (the "**Subscription Price**"), and (b) the Warrants. The purchase of the Common Shares and the Warrants shall occur on the Closing Date at the Closing Time without further consent or condition of the Subscriber, subject to the terms hereof.

**4. Deliveries**

(a) Concurrently with the delivery of this Subscription Agreement, the Subscriber has delivered to the Corporation a duly completed and signed Accredited Investor Certificate in the form attached hereto as **Schedule B**.

**AT THE CLOSING TIME (AS DEFINED BELOW), THE SUBSCRIBER SHALL DELIVER TO THE CORPORATION (I) A LOCK-UP AGREEMENT IN THE FORM ATTACHED HERETO AS SCHEDULE C, AND (II) A WIRE TRANSFER (PURSUANT TO THE WIRE INSTRUCTIONS ATTACHED HERETO AS SCHEDULE DSCHEDULE C**

LOCK-UP AGREEMENT) in same day freely transferable United States funds at par in Toronto, Ontario, representing the Subscription Price.

(b) At the Closing Time, the Corporation shall issue the Common Shares and Warrants to the Subscriber, which will be registered in the name of the Subscriber.

**5. Closing**

The closing for the purchase of Common Shares and Warrants contemplated herein will be completed at the offices of Bennett Jones LLP at 3400 One First Canada Place, Toronto, Ontario or at such other mutually acceptable place at 10:00 a.m. (Toronto time) (the "**Closing Time**") on October 4, 2019, or such later date or time as the Corporation and the Subscriber may agree in writing (the "**Closing Date**").

**6. Covenants**

(a) Subject to and in accordance with the terms hereof, the Corporation undertakes and agrees with and in favour of the Subscriber that:

(i) **Securities Laws**. It will take all action as may be necessary and appropriate so that the transactions contemplated in this Subscription Agreement and in the other Transaction Agreements will be effected in accordance with applicable Securities Laws.

(ii) **Corporate Existence**. In the event of a merger, consolidation or sale of all or substantially all of its assets, the Corporation will ensure that the surviving successor entity in such transaction assumes its obligations hereunder.

(iii) **Form 45-106F1**. The Corporation shall execute and file with the relevant Securities Commissions a Form 45-106F1 in respect of the issuance of the Common Shares and Warrants in the time required by applicable Securities Laws.

## 7. Subscriber Acknowledgments

The Subscriber hereby acknowledges that:

(a) the Common Shares and Warrants have not been and will not be qualified for distribution by a prospectus with a securities commission in any jurisdiction;

(b) the Corporation is not a reporting issuer in any jurisdiction in Canada;

(c) the Common Shares and Warrants have not been and may never be registered under the U.S. Securities Act, or the securities laws of any state of the United States of America;

(d) the Corporation has advised the Subscriber that no federal, provincial or state agency, governmental authority, regulatory body, stock exchange or other entity in Canada, the United States or elsewhere has either reviewed this Subscription Agreement, or any other documents which the Corporation has provided or made available to the Subscriber, or made any finding or determination as to the merits of this investment, and no such agencies, governmental authorities, regulatory bodies, stock exchanges or other entities have made any recommendation or endorsement with respect to the Common Shares or the Warrants;

(e) the Common Shares and Warrants may be subject to resale restrictions under applicable securities legislation and the Subscriber covenants to comply with all relevant securities legislation concerning any resale of the Common Shares;

(f) certificates for the Common Shares and the Warrants will bear a legend respecting restrictions on transfer as required under applicable Securities Laws.

(g) no "offering memorandum" within the meaning of the *Securities Act* (Ontario) has been prepared or delivered to the Subscriber in connection with the purchase of the Common Shares and Warrants hereunder;

(h) there is no current trading market for the Common Shares or Warrants and no assurance that a market will develop, and that realization of the objectives of the Corporation is subject to significant economic and business risks. The Subscriber understands that investment in the Common Shares and Warrants involves a high degree of risk and is suitable only for persons of substantial financial resources who have no need for liquidity in their investment. The Subscriber is able to bear a total loss of its investment;

(i) if required by applicable Securities Laws, the Subscriber will execute, deliver and file or assist the Corporation in filing such reports, undertakings and other documents with respect to the issue and/or sale of the Common Shares and Warrants as may be required by any securities commission or other regulatory authority;

(j) the Subscriber is responsible for obtaining such legal and tax advice as it considers appropriate in connection with the execution, delivery and performance of this Subscription Agreement and the transactions contemplated under this Subscription Agreement. The Subscriber acknowledges that it is not relying on legal or tax advice provided by the Corporation;

(k) the Subscriber acknowledges that the Corporation's counsel is acting as counsel to the Corporation and not as counsel to the Subscriber; and

(l) if the Subscriber is resident in, or otherwise subject to the securities laws of the Province of Ontario, the information provided by the Subscriber on the signature page of this Subscription Agreement identifying the name, address and telephone number of the Subscriber, the number of Common Shares and Warrants being purchased hereunder and the total purchase price as well as the Closing Date and the exemption that the Subscriber is relying on in purchasing such securities will be disclosed to the Ontario Securities Commission, and such information is being indirectly collected by the Ontario Securities Commission under the authority granted to it under securities legislation. This information is being collected for the purposes of the administration and enforcement of the securities legislation of Ontario. The Subscriber hereby authorizes the indirect collection of such information to the Ontario Securities Commission. In the event the Subscriber has any questions with respect to the indirect collection of such information by the Ontario Securities Commission, the Subscriber should contact the Inquiries Officer of the Ontario Securities Commission at 20 Queen Street West, 22nd Floor, Toronto, Ontario M5H 3S8 or at (416) 593-8314.

## 8. Representations, Warranties and Covenants of the Subscriber

The Subscriber hereby represents, warrants and covenants to the Corporation (and acknowledges that the Corporation is relying thereon) that:

(a) the Subscriber is purchasing, or is deemed by Section 2.3(4) of NI 45-106 to be purchasing the Common Shares and Warrants as principal, and the Subscriber hereby confirms the truth and accuracy of all statements made by the Subscriber in such Accredited Investor Certificate;

(b) the Subscriber is resident in the Province of Ontario;

(c) the Subscriber is purchasing the Common Shares and Warrants for investment purposes only and not with a view to any resale or distribution of all or any of the Common Shares or Warrants in violation of applicable Securities Laws, and not in a transaction or series of transactions involving a purchase and sale or a repurchase and resale in the course of or incidental to a distribution;

(d) the Subscriber is not a U.S. Person (within the meaning set forth in Rule 902(k) of Regulation S under the U.S. Securities Act) nor subscribing for the Common

Shares or Warrants for the account of a U.S. Person or for resale in the United States and the Subscriber confirms that the Common Shares and Warrants have not been offered to the Subscriber in the United States and that this Subscription Agreement has not been signed by the Subscriber in the United States;

(e) the subscription for the Common Shares and Warramts has not been made through or as a result of, and the distribution of the Common Shares and Warrants is not being accompanied by any advertisement, including without limitation in printed public media, radio, television or telecommunications, including electronic display, or as part of a general solicitation;

(f) the Subscriber has not been created and is not being used primarily to permit the purchase of securities without a prospectus in reliance on an exemption from the prospectus requirements of applicable securities legislation;

(g) the Subscriber understands that it may not sell, hypothecate, transfer, assign or otherwise dispose of the Common Shares or Warrants, any part thereof, or any interest therein, unless and until the Subscriber has determined that the intended disposition does not violate the laws of any jurisdiction;

(h) the Subscriber has done its own due diligence, and obtained such independent business, legal and tax advice as it considers necessary with respect to:

(i) the purchase of Common Shares and Warrants; and

(ii) the execution, delivery and performance by it of this Subscription Agreement and the transactions contemplated hereunder,

(iii) and confirms that, except as set forth herein, no representation has been made to it by or on behalf of the Corporation with respect thereto;

(i) the Subscriber has been duly organized under the laws of its jurisdiction of incorporation and is validly existing and all approvals necessary for the Subscriber to execute and deliver this Subscription Agreement and to perform its obligations hereunder have been obtained;

(j) this Subscription Agreement has been duly authorized, executed and delivered by the Subscriber and constitutes a legal, valid and binding obligation of the Subscriber, enforceable against it in accordance with its terms, subject only to (i) any limitation under applicable laws relating to bankruptcy, insolvency, arrangements or other laws of general application affecting the enforcement of creditors' rights, and (ii) the discretion that a court may exercise in the granting of equitable remedies such as specific performance and injunction;

(k) this Subscription Agreement will not violate or conflict with the terms of any restriction, agreement or undertaking respecting purchases of securities by the Subscriber;

**9. Representations, Warranties and Covenants of the Corporation**

The Corporation hereby represents and warrants to the Subscriber as of the date hereof, and as of the Closing Date (and acknowledges that the Subscriber is relying thereon) that:

(a) Each of the Corporation and its subsidiaries have been duly incorporated and organized under the laws of its jurisdiction of incorporation and is validly existing and in good standing and has all requisite corporate power to carry on its business as now conducted and as presently proposed to be conducted and to own or lease its property and assets.

(b) Each of the Corporation and its subsidiaries is conducting its business in compliance in all material respects with all applicable Laws of each jurisdiction in which its business is carried on and holds all licences, permits, approvals, consents, certificates, registrations and authorizations, whether governmental, regulatory or otherwise, to enable its business to be carried on, in all material respects, as presently conducted and its properties and assets to be owned, leased and operated.

(c) This Subscription Agreement has been duly authorized, executed and delivered by the Corporation and constitutes a legal, valid and binding obligation of the Corporation, enforceable against it in accordance with its terms, subject only to (i) any limitation under applicable laws relating to bankruptcy, insolvency, arrangements or other laws of general application affecting the enforcement of creditors' rights, and (ii) the discretion that a court may exercise in the granting of equitable remedies such as specific performance and injunction.

(d) The execution, delivery and performance by the Corporation of this Subscription Agreement and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary action on the Corporation's part and does not and will not result in a breach by the Corporation of, and does not create a state of facts which, after notice or lapse of time or both, will result in a breach by the Corporation of and does not and will not conflict with or constitute a default under:

(i) the constating documents or by-laws of the Corporation, any of the terms, conditions or provisions of the resolutions of the board of directors (or any committee thereof) or shareholders of the Corporation or any of the terms, conditions or provisions of any material contract, material indenture, mortgage, note, joint venture or partnership arrangement, agreement (written or oral), instrument or lease to which the Corporation is party or by which the Corporation is bound; or

(ii) any Law or any judgment or decree of any other governmental body, agency or court having jurisdiction over the Corporation or any material

license or permit required to enable the Corporation to own its assets or carry on its business.

(e) The issuance of the Common Shares and Warrants by the Corporation to the Subscriber in accordance with the terms of this Subscription Agreement, has been authorized by all necessary action of the Corporation, and (i) upon payment of the Subscription Price, the Common Shares will be fully paid, validly issued and outstanding Common Shares of the Corporation, and (ii) upon payment of the exercise price for the Warrants in accordance with the terms thereof, the Common Shares issuable upon exercise of the Warrants will be fully paid, validly issued and outstanding Common Shares of the Corporation.

(f) There is no action, suit or proceeding pending or, to the knowledge of the officers of the Corporation, threatened, against or affecting the Corporation or any of its subsidiaries or any of the properties or assets of the Corporation or of any of its subsidiaries or before any Governmental Entity, which is, or would reasonably be expected to be, material and adverse to the Corporation or its subsidiaries, on a consolidated basis, or does, or would reasonably be expected to, materially and adversely affect the consummation of the transactions contemplated by this Subscription Agreement.

(g) The Corporation has complied, or will comply, with all applicable Securities Laws in connection with the issuance of the Common Shares and the Warrants.

**10. Governing Law**

This Subscription Agreement will be governed by, interpreted and enforced in accordance with the laws of the Province of Ontario and the federal laws of Canada applicable therein. Each party hereby unconditionally and irrevocably submits to the exclusive jurisdiction of the courts of the Province of Ontario in respect of all matters arising out of this Subscription Agreement.

**11. Severability**

If any provision of this Subscription Agreement is determined to be invalid or unenforceable in whole or in part, such invalidity or unenforceability will attach only to such provision or part thereof and the remaining part of such provision and all other provisions hereof will continue in full force and effect. The parties hereto agree to negotiate in good faith a substitute provision which will be as close as possible to the intention of any invalid or unenforceable provision as may be valid or enforceable. The invalidity or unenforceability of any provision in any particular jurisdiction will not affect its validity or enforceability in any other jurisdiction where it is valid or enforceable.

**12. Survival**

This Subscription Agreement, including, without limitation, the representations, warranties and covenants contained herein, shall survive and continue in full force and effect and be binding upon the Corporation and the Subscriber notwithstanding the completion of the purchase of the Common

Shares and Warrants by the Subscriber pursuant hereto and any subsequent disposition by the Subscriber of the Common Shares or the Warrants.

**13. Further Assurances**

Each of the parties hereto upon the request of the other party hereto, whether before or after the Closing Date, shall do, execute, acknowledge and deliver or cause to be done, executed, acknowledged and delivered all such further acts, deeds, documents, assignments, transfers, conveyances, powers of attorney and assurances as may reasonably be necessary or desirable to complete the transactions contemplated herein.

**14. Assignment**

Neither the Subscriber nor the Corporation may assign or transfer this Subscription Agreement or any interest herein without the prior written consent of the other party.

**15. Enurement**

This Subscription Agreement will enure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns.

**16. Waiver**

Failure by any party hereto to insist in any one or more instances upon the strict performance of any one of the covenants or rights contained herein will not be construed as a waiver or relinquishment of such covenant. No waiver by either party hereto of any such covenant or right will be deemed to have been made unless expressed in writing and signed by the waiving party.

**17. Amendments**

No term or provision hereof may be amended, discharged or terminated except by an instrument in writing signed by the party against which the enforcement of the amendment, discharge or termination is sought.

**18. Entire Agreement**

This Subscription Agreement and any other agreements and other documents referred to herein and delivered in connection herewith, constitute the entire agreement between the parties hereto pertaining to the subject matter hereof and supersede all prior agreements, understandings, negotiations and discussions, whether oral or written, between the parties with respect to the subject matter hereof.

**19. Time of the Essence**

Time shall be of the essence of this Subscription Agreement and every part hereof.

**20. Third Party Beneficiaries**

The provisions of this Subscription Agreement are solely for the benefit of the parties hereto and the persons to whom their respective rights may be assigned in accordance with this Subscription Agreement.

**21. Counterparts**

This Subscription Agreement may be signed in one or more counterparts, each of which once signed will be deemed to be an original. All such counterparts together will constitute one and the same instrument. Notwithstanding the date of execution of any counterpart, each counterpart will be deemed to bear the effective date first written above. This Subscription Agreement, any and all agreements and instruments executed and delivered in accordance herewith, along with any amendments hereto or thereto, to the extent signed and delivered by means of a facsimile machine or other means of electronic transmission, will be treated in all manner and respects and for all purposes as an original signature, agreement or instrument and will be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person

**22. Language**

The parties hereby confirm their express wish that this document and all documents and agreements directly or indirectly related thereto be drawn up in English. Les parties aux présentes reconnaissent qu'à leur demande le présent document ainsi que tous les documents et conventions qui s'y rattachent directement ou indirectement sont rédigés en langue anglaise.

**23. Notice**

(a) Unless herein otherwise expressly provided, a notice to be given hereunder to the Corporation or the Subscriber will be validly given if delivered or if sent by registered letter, postage prepaid, or if sent by e-mail or facsimile transmission (if receipt of such e-mail or transmission is confirmed):

(i) if to the Corporation:

Hightimes Holding Corp.
10880 Wilshire Blvd., Penthouse
Los Angeles, CA 90024
Attention: Adam E. Levin, Executive Chairman
E-mail: adam@hightimes.com

(ii) if to the Subscriber:

EL Capital Inc.
111 Bedford Road, Toronto,
Ontario, Canada, M5R 2K5
Attention: Eric Lazer
E-mail: eric@lazercapital.com

and any such notice delivered or sent in accordance with the foregoing will be deemed to have been received on the date of delivery, e-mail or facsimile transmission or, if mailed, on the second Business Day following the day of the mailing of the notice.

***Balance of page intentionally left blank – signature page follows***

**DATED** this 4th day of October, 2019.

**EL CAPITAL INC.**

Per: Name: Eric Lazer
Title: Managing Partner

Address of Subscriber: 111 Bedford Road, Toronto, Ontario, Canada, M5R 2K5

This subscription is accepted by the Corporation, as of this 4th day of October, 2019.

**HIGHTIMES HOLDING CORP.**

Per: Name: Adam E. Levin
Title: Executive Chairman

Per: Name: Kraig Fox
Title: CEO and President

# SCHEDULE A

# FORM OF WARRANT

# SCHEDULE B

# ACCREDITED INVESTOR CERTIFICATE

# SCHEDULE C

# LOCK-UP AGREEMENT

## SCHEDULE D

## WIRE TRANSFER DETAILS